EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Hudson Holding Corporation on Form S-1 of our report dated June 26, 2008, with respect to our audits of the consolidated statements of financial condition of Hudson Holding Corporation and Subsidiary as of March 31, 2008 and 2007 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended March 31, 2008 and 2007 included in the Form 10-K filed with the Securities and Exchange Commission.

Eisner LLP

New York, NY
July 17, 2008